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                     July 17, 2020

       Thomas M. McGeehan
       Chief Financial Officer
       Global Indemnity Limited
       27 Hospital Road
       George Town, Grand Cayman
       KY1-9008, Cayman Islands

                                                        Re: Global Indemnity
Limited
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 23, 2020
                                                            File No. 001-34809

       Dear Mr. McGeehan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance